Exhibit 8.2

601 Lexington Avenue

New York, NY 10022

United States

+1 212 446 4800

www.kirkland.com

Facsimile: +1 212 446 4900

[●], 2021

Wynn Interactive Ltd.

3131 Las Vegas Boulevard South

Las Vegas, NV 89109

Ladies and Gentlemen:

We are U.S. tax counsel to Wynn Interactive Ltd., an exempted company limited by shares incorporated in Bermuda (the “Company”), in connection with the preparation of the registration statement on Form S-4 (as amended or supplemented as of [●], 2021, and together with the Proxy Statement/Prospectus filed therewith, the “Registration Statement”) (Registration No. 333-257367) originally filed with the Securities and Exchange Commission (the “Commission”) on June 24, 2021, under the Securities Act of 1933, as amended (the “Securities Act”), by Austerlitz Acquisition Corporation I, a Cayman Islands exempted company (“Austerlitz”).

The Registration Statement is being filed in connection with the transactions contemplated by the Business Combination Agreement, dated as of May 10, 2021 by and among Austerlitz, Wave Merger Sub Limited, an exempted company limited by shares incorporated in Bermuda (“Merger Sub”), and the Company.

Capitalized terms not otherwise defined herein shall have the same meanings attributed to such terms in the Registration Statement.

You have requested our opinion concerning the discussion set forth in the section entitled “Material U.S. Federal Income Tax Considerations for Company Shareholders” in the Registration Statement (the “Tax Disclosure”). In providing this opinion, we have assumed (without any independent investigation or review thereof) that:

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[●], 2021

a.    Except with respect to the Company, all original documents submitted to us (including signatures thereto) are authentic, accurate and complete, all documents submitted to us as copies conform to the original documents, all such documents have been duly and validly executed and delivered where due execution and delivery are a prerequisite to the effectiveness thereof, and all parties to such documents had, or will have, as applicable, the requisite corporate powers and authority to enter into such documents and to undertake and consummate the Business Combination;

b.    All factual representations, warranties and statements made or agreed to by the parties to the Business Combination Agreement, the Sponsor Agreement, and the other agreements referred to in each of the foregoing (collectively, the “Agreements” and, together with the Registration Statement, the “Documents”), and in the representation letters provided to us by Austerlitz, Merger Sub, and the Company, are true, accurate and complete as of the date hereof without regard to any qualification as to knowledge, belief, materiality, or otherwise;

c.    All parties to the Business Combination Agreement, and to any other documents reviewed by us, other than the Company, have acted and will act in accordance with the terms and conditions of the Business Combination Agreement and such other documents;

d.    The descriptions of Austerlitz in the Registration Statement and Austerlitz’s other public filings are true, accurate and complete;

e.    The description of the Business Combination and other transactions related to the Business Combination (together, the “Transactions”) in the Registration Statement is true, accurate and complete, the Transactions will be consummated in accordance with such description and with the Business Combination Agreement and the other Agreements, without any waiver, modification or breach of any material provision thereof, and the Business Combination will be effective under applicable corporate law as described in the Business Combination Agreement and the other Agreements; and

f.    The Documents represent the entire understanding of the parties with respect to the Business Combination and other Transactions, there are no other written or oral agreements regarding the Transactions other than the Agreements, and none of the material terms and conditions thereof have been or will be waived or modified.

This opinion is based on current provisions of the United States Internal Revenue Code of 1986, as amended (the “Code”), the United States Treasury regulations promulgated thereunder, and the interpretation of the Code and such regulations by the courts and the U.S. Internal Revenue Service (“IRS”), in each case, as they are in effect and exist as of the date of this opinion. It should be noted that statutes, regulations, judicial decisions and administrative interpretations are subject to change at any time and, in some circumstances, with retroactive effect. Any change that is made after the date hereof in any of the foregoing bases for our opinion, or any inaccuracy in the facts or assumptions on which we have relied, could adversely affect our conclusion. We assume no responsibility to inform you of any such change or inaccuracy that may occur or come to our attention. No opinion is expressed as to any transactions other than the receipt of WBET Shares in exchange for Company Shares pursuant to

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[●], 2021

the Merger, or any matter other than those specifically covered by this opinion. In particular, this opinion is limited to the matters discussed in the Tax Disclosure, and does not address (i) the U.S. federal income tax treatment of any shareholder subject to special rules under the Code or the Treasury Regulations, as further described in the Tax Disclosure or (ii) any matter arising in connection with the “passive foreign investment company” rules of Sections 1291-1297 of the Code.

The U.S. federal income tax consequences of the transactions described in the Registration Statement are complex and are subject to varying interpretations. Our opinion is not binding on the IRS or any court, and there can be no assurance or guarantee that either will agree with our conclusions. Indeed, the IRS may challenge one or more of the conclusions contained herein and the IRS may take a position that is inconsistent with the views expressed herein. There can be no assurance or guarantee that a court would, if presented with the issues addressed herein, reach the same or similar conclusions as we have reached.

Based upon and subject to the foregoing, we confirm that the statements set forth in the Registration Statement under the heading “Material U.S. Federal Income Tax Considerations for Company Shareholders,” insofar as they address the material U.S. federal income tax considerations for Company U.S. Holders with respect to their exchange of Company Shares for WBET Shares pursuant to the Merger and discuss matters of U.S. federal income tax law and regulations or legal conclusions with respect thereto, and except to the extent stated otherwise therein, are our opinion, subject to the assumptions, qualifications and limitations stated herein and therein.

This opinion is furnished to you solely for use in connection with the Registration Statement. This opinion is based on facts and circumstances existing on the date hereof. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby concede that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

Kirkland & Ellis LLP